Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Ceridian HCM Holding Inc.:

We consent to the use of our report dated February 28, 2019 with respect to the consolidated balance sheets of Ceridian HCM Holding Inc. and its subsidiaries as of December 31, 2018 and 2017 and related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018 incorporated herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota

March 15, 2019